Exhibit 10.9

PROFESSIONAL SERVICES AGREEMENT

THIS PROFESSIONAL SERVICES AGREEMENT, dated as of May 5, 2009 (the “Effective Date”), is by and between Glendon Partners, Inc., a Delaware corporation (“Glendon”), and Saturn Acquisition Holdings, LLC, a Delaware limited liability company (the “Company”). Glendon and the Company are collectively referred to herein as the “Parties.”

WHEREAS, Glendon maintains a group of professional business consultants with expertise in the areas of finance, tax, accounting, project and corporate financing, legal affairs, business and operational management, facilities management, sales and marketing, technology development, human resources and mergers and acquisitions support; and

WHEREAS, the Company desires to receive from Glendon, and Glendon desires to provide to the Company, professional services in certain of the areas described in the preceding paragraph as from time to time may be requested by the Company (the “Services”).

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1. RELATIONSHIP OF THE PARTIES.

a. Engagement. The Company hereby engages Glendon to provide such of the Services as the Company from time to time shall request, and Glendon agrees to be so engaged.

b. Independent Relationship. Glendon is and will remain an independent contractor and the provisions of this Agreement are not intended to create any partnership, joint venture, agency or employment relationship between the Parties. Each Party shall be solely responsible for and shall comply with all federal, state and local laws pertaining to employment relationships, income tax withholding, unemployment and disability compensation contributions and other employment-related requirements.

2. FEES.

a. Consulting Fees. The Company shall pay to Glendon consulting fees for the Services (the “Consulting Fees”) calculated on the basis of the actual hours spent by Glendon employees rendering the Services multiplied by an hourly rate (inclusive of administrative support) that (i) takes into account the personal expertise and experience of the individual service providers acting on behalf of Glendon in the framework of this Agreement, and (ii) is not materially less favorable to the Company than the rate generally chargeable for the same services by a non-affiliated third-party consulting or advisory firm in an arm’s length consulting or service arrangement. A list of the present service providers of Glendon with a description of their field of expertise and current hourly rates is attached hereto as Schedule 1. Glendon and the Company will from time to time update Schedule 1 to reflect the current Glendon employees providing the Services and their current rates.

b. Invoicing. Glendon will periodically (but no less than quarterly) present the Company with an invoice, containing a detailed overview of the Services that were provided during the period since the last such invoice, the actual hours spent on such services by each individual service provider, and the total amount of Consulting Fees due for such services. Unless otherwise agreed in writing by Glendon, the Consulting Fees shall be due and payable within 30 days of invoice.

c. Expenses. In addition, the Company shall reimburse Glendon for all out- of-pocket expenses incurred by Glendon in the performance of the Services. Such reimbursement shall be made promptly upon the presentation of an invoice setting forth such expenses.

3. TERM. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated as provided herein, shall terminate on the date that is one year from the Effective Date; provided, that this Agreement will automatically renew on each anniversary of the Effective Date for an additional one-year term unless the Parties mutually agree not to renew this Agreement prior to the expiration of the then-current Term.

4. CONFIDENTIALITY AND NON-DISCLOSURE.

a. All corporate management services provided hereunder by Glendon for use by the Company and all information which concerns the business of either Party disclosed to the other Party in the course of the activities of the Agreement (“Confidential Matter”), shall be treated as confidential and shall not be disclosed by the recipient to any third party. For avoidance of doubt, Confidential Matter shall include correspondence, memoranda, notes, summaries and models containing Confidential Matter prepared by a Party receiving Confidential Matter, but shall not include: (i) information which was in the possession of the receiving Party at the time such information was disclosed; (ii) information which enters the public domain, other than as a result of a breach of this Agreement by the receiving Party; and (iii) information which becomes available to the receiving Party from a source other than the disclosing Party, which source is not under an obligation to keep such information confidential. The receiving Party shall use the same care to keep Confidential Matter confidential as it uses to preserve the confidentiality of its own Confidential Matter, but no less than employing reasonable precautions for information having a high degree of competitive significance. Each Party shall take appropriate measures to insure that its employees are aware of the restrictions contained herein.

b. Notwithstanding the foregoing, a Party may disclose Confidential Matter of the other Party to the extent required by law, provided that before making any such disclosure, the receiving Party advises the disclosing Party of the disclosure required and cooperates with the disclosing Party in all legitimate efforts to avoid or limit disclosure at the disclosing Party’s expense.

5. TERMINATION OF THE AGREEMENT. This Agreement may be terminated prior to the expiration of the Term by a Party upon written notice to the other Party upon the occurrence of a Termination Event involving the other Party. As used herein, a “Termination Event” shall mean any of the following:

(a) A Party shall fail to perform in any material respect any of its obligations hereunder (including a failure to pay any amounts required to be paid hereunder) and such failure shall continue for at least ten (10) days after written notice of such failure; or

(b) A Party is dissolved, ceases to operate its business, becomes insolvent, makes an assignment for the benefit of creditors, fails to pay debts as they become due, or becomes the subject of any bankruptcy, insolvency or debtor rehabilitation proceeding.

In addition, Glendon may terminate this Agreement prior to the expiration of the Term by providing written notice to the Company in the event of: (i) any sale of all or substantially all of the assets of the Company in a single transaction or series of related transactions, or (ii) the sale by the Company’s parent company of majority control of the Company.

Any termination of this Agreement pursuant to this Section 5 shall be without prejudice to any other rights of the Party.

6. INDEMNIFICATION.

a. The Company shall, to the fullest extent permitted by applicable law, indemnify and hold each Indemnified Party (as defined below) harmless from and against any and all Losses (as defined below) incurred by such Indemnified Party which directly or indirectly arise out of, relate to or result from: (i) the performance of the Services, or (ii) the ongoing operation of the Company’s business. As used herein, “Indemnified Party” means any of Glendon and its affiliates and their respective officers, directors, members, shareholders, managers, employees, agents, subcontractors, successors and assigns. As used herein, ‘‘Losses” means any and all losses, damages, liabilities, claims, demands, actions, suits, proceedings, judgments, fines, penalties, amounts paid in settlement, reasonable attorneys’ fees and other costs and expenses incurred in prosecuting, defending or investigating any claim or threatened claim. Notwithstanding the foregoing, in no event shall the Company be required to indemnify any Indemnified Party for any Losses for any act or omission with respect to which a court of competent jurisdiction has issued a final, nonappealable judgment finding that such act or omission arose out of such Indemnified Party’s gross negligence, wanton malfeasance, willful or illegal conduct or conduct that was intentionally injurious to the Company.

b. In the event a claim for damages arises for which an Indemnified Person shall be entitled to indemnification hereunder, such Indemnified Person shall notify the Company in writing within thirty (30) days of the first receipt of notice of such claim; provided that a failure by an Indemnified Person to notify the Company within such time shall not relieve the Company of its obligations hereunder, except to the extent of actual prejudice caused by such delay. Upon receipt by the Company of a notice from an Indemnified Person with respect to any claim of a third party against such Indemnified Person, the Company shall assume the defense of such claim with counsel reasonably satisfactory to such Indemnified Person. Such Indemnified Person shall cooperate to the extent reasonably requested by the Company in defense or prosecution thereof and shall furnish such records, information, and similar documents in association therewith as may reasonably be required in the course of the defense of the claim. The Company shall not settle any claim for which indemnification has been sought hereunder without the written consent of the applicable Indemnified Party unless the terms of such settlement (i) provide for no relief other than the payment of monetary damages, which amounts will be fully indemnified pursuant to Section 6(a), and (ii) contain no admission of fault. An Indemnified Person shall have the right to participate in the defense of such claim through counsel of its choice, at its expense, however the Company shall retain control over the litigation and authority to resolve such claim subject to this Section. The Company shall advance any out- of-pocket expenses incurred by an Indemnified Person upon receipt of an undertaking to return such amounts if it is finally determined that the Indemnified Person is not entitled to indemnification pursuant to Section 6(a) hereof.

7. DISCLAIMER OF PROFESSIONAL LIABILITY. The Parties acknowledge that certain Glendon professionals may be licensed as attorneys or accountants and that certain aspects of the Services may relate to matters that could customarily fall within the scope of legal representation and/or public accountancy. The Company hereby acknowledges and agrees that none of the Services provided to the Company shall be deemed to entail the practice of law or public accountancy on behalf of the Company, or to create an attorney-client or accountant-client relationship between the Company, on the one hand, and Glendon or any Glendon professional, on the other hand. As a material inducement to Glendon to enter into this Agreement and perform the Services hereunder, the Company hereby disclaims and releases each Indemnified Person from any liability arising under applicable case law, statute or rule with respect to professional responsibility for the practice of law or public accountancy.

8. MISCELLANEOUS.

a. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective permitted successors and assigns.

b. Assignment. Neither Party may transfer its interest (or any portion thereof) in this Agreement without the consent of the other Party, provided that Glendon may delegate its duties to perform any or all of the Services, and assign its rights to receive any or all of the Consulting Fees, to any affiliate, provided that Glendon shall remain bound by this Agreement.

c. No Waiver. No failure or delay on the part of any party to this Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

d. Entire Agreement. This Agreement sets forth the entire understanding between the Parties with respect to the subject matter hereof, and there are no terms, conditions, representations, warranties or covenants other than those contained herein. This Agreement supercedes any previous agreements or understandings between the parties with respect to the subject matter hereof, whether written or oral.

e. Third Party Beneficiaries. Except as expressly set forth in Sections 6 and 7, there are no third party beneficiaries to this Agreement.

f. Attorneys Fees. The prevailing party in any proceeding brought to interpret or enforce any provision of this Agreement or to recover for breach thereof shall be entitled to recover, in addition to such other relief as may be awarded, the reasonable fees and expenses of its counsel.

g. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of Delaware, without regard to conflicts of laws principles thereunder.

h. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

i. Construction. The headings to the various subdivisions of this Agreement are for convenience of reference only and shall not define or limit any of the terms of provisions hereof. The language in all parts of this Agreement will in all cases be construed as a whole and in accordance with its fair meaning and not restricted for or against either party.

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the date first above written.

GLENDON PARTNERS, INC.		SATURN ACQUISITION HOLDINGS, LLC

BY	/s/ Joseph P. Page	By	/s/ Steven G. Eisner
	Joseph P. Page		Steven G. Eisner
	Chief Operating Officer		Vice President

Schedule 1

Glendon Professional	Area of Expertise	Hourly Rate

AWAD, JOE	Legal	$300
BARNETT, LINDA	Administrative	$100
BOCCHI, RAOUL	Operations London	$250
BRANDT, MICHAEL	Operations	$700
BRONSTEIN, ANDREW	Finance	$700
CHAND, IVA	Administrative	$100
COOK, LES	Operations	$375
EISNER, STEVE	Legal	$550
FONTAINE, TERESA	Administrative	$100
FREEDMAN, ANDY	Finance	$700
HAMMAD, SAAD	Operations London	$700
HANS, KURT	Tax	$450
HARMON, KARI	Operations	$350
HARNISH, ERIC	Finance	$700
HATTLER, ERIC	Legal	$800
KIM, EUGENE	Operations	$300
KUTRIEH, TAREK	Operations	$350
LOTZ, CINDY	Administrative	$100
McGUIRT, TAMI	Administrative	$100
MEYER, TIMOTHY	Operations	$700
MOSSIAH, NANCY	Administrative	$100
NOLD, MICHAEL	Operations	$700
NUTTING, MICHAEL	Finance	$500
PHILLIPS, ANNE	Audit & Risk Management	$400
ROSSEN, JEREMY	HR	$500
STONE, THOMAS	Tax	$225
TAPPIN, TODD	Finance	$700
TERRELL, BRITT	Debt Financing	$450
TIS, ERIC	Finance	$350
TURNER, DEWEY	Operations	$600
VON DER LIETH, JENNIFER	Administrative	$100
WAGONER, KAREN	Tax	$250